Exhibit 99.7

CONSENT OF ERKKI RUOSLAHTI

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement on Form S-4 of Caladrius Biosciences, Inc., a Delaware corporation (the “Company”), and any amendments or supplements thereto, including the prospectus contained therein, as an individual who has agreed to serve as a director of the Company upon completion of the merger, to all references to the undersigned in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

Dated: June 15, 2022

/s/ Erkki Ruoslahti, M.D., Ph.D.
Erkki Ruoslahti, M.D., Ph.D.